                                                                     Exhibit 2.7

                               AGREEMENT OF MERGER

                                  BY AND AMONG

                            ZHONE TECHNOLOGIES, INC.,

                          VCI ACQUISITION CORPORATION,

                          VPACKET COMMUNICATIONS, INC.

                                       AND

                                 JIM TIMMINS, as

                          SHAREHOLDERS' REPRESENTATIVE

                                  JUNE 18, 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.  The Merger................................................................ 1
         1.2  Closing; Effective Time......................................... 1
         1.3  Effect of the Merger............................................ 2
         1.4  Articles of Incorporation; Bylaws............................... 2
         1.5  Directors and Officers.......................................... 2
         1.6  Effect on Capital Stock......................................... 2
         1.7  Surrender of Certificates....................................... 5
         1.8  No Further Ownership Rights in Target Capital Stock............. 7
         1.9  Lost, Stolen or Destroyed Certificates.......................... 7
         1.10 "Market Stand-Off".............................................. 7
         1.11 Taking of Necessary Action; Further Action...................... 8
         1.12 Securities Laws Issues.......................................... 8

2.  Representations and Warranties of Target.................................. 8
         2.1  Organization, Standing and Power................................ 9
         2.2  Authority....................................................... 9
         2.3  Governmental Authorization......................................10
         2.4  Financial Statements............................................10
         2.5  Capital Structure...............................................10
         2.6  Absence of Certain Changes......................................11
         2.7  Absence of Undisclosed Liabilities..............................12
         2.8  Litigation......................................................12
         2.9  Restrictions on Business Activities.............................12
         2.10 Intellectual Property...........................................12
         2.11 Interested Party Transactions...................................15
         2.12 Minute Books....................................................16
         2.13 Complete Copies of Materials....................................16
         2.14 Material Contracts..............................................16
         2.15 Inventory.......................................................16
         2.16 Accounts Receivable.............................................17
         2.17 Customers and Suppliers.........................................17
         2.18 Employees and Consultants.......................................17
         2.19 Title to Property...............................................17
         2.20 Environmental Matters...........................................18
         2.21 Taxes...........................................................19
         2.22 Employee Benefit Plans..........................................20
         2.23 Employee Matters................................................23
         2.24 Insurance.......................................................23
         2.25 Compliance With Laws............................................23
         2.26 Brokers' and Finders' Fee.......................................23
         2.27 Representations Complete........................................24

3.  Representations and Warranties of Acquiror................................24
         3.1  Organization, Standing and Power................................24

         3.2  Authority.......................................................24
         3.3  Governmental Authorization......................................25
         3.4  Financial Statements............................................25
         3.5  Capital Structure...............................................26
         3.6  Issuance of Shares..............................................26
         3.7  Absence of Certain Changes......................................27
         3.8  Absence of Undisclosed Liabilities..............................27
         3.9  Interim Operations of Merger Sub................................27
         3.10 Litigation......................................................27
         3.11 Restrictions on Business Activities.............................28
         3.12 Intellectual Property...........................................28
         3.13 Interested Party Transactions...................................30
         3.14 Minute Books....................................................30
         3.15 Complete Copies of Materials....................................30
         3.16 Material Contracts..............................................30
         3.17 Inventory.......................................................31
         3.18 Accounts Receivable.............................................31
         3.19 Customers and Suppliers.........................................31
         3.20 Title to Property...............................................32
         3.21 Environmental Matters...........................................32
         3.22 Taxes...........................................................33
         3.23 Employee Matters................................................34
         3.24 Employee Benefit Plan...........................................34
         3.25 Insurance.......................................................36
         3.26 Compliance With Laws............................................36
         3.27 Brokers' and Finders' Fee.......................................36
         3.28 Representations Complete........................................36

4.  Conduct Prior to the Effective Time.......................................36
         4.1  Conduct of Business of Target...................................36
         4.2  Conduct of Business of Acquiror.................................39
         4.3  No Solicitation.................................................40

5.  Additional Agreements.....................................................40
         5.1  Approval of Shareholders........................................41
         5.2  Sale of Shares Pursuant to Regulation D.........................41
         5.3  Access to Information...........................................41
         5.4  Confidentiality.................................................41
         5.5  Public Disclosure...............................................42
         5.6  Regulatory Approval; Further Assurances.........................42
         5.7  Blue Sky Laws...................................................43
         5.8  Escrow Agreement................................................43
         5.9  Nonaccredited Stockholders......................................43
         5.10 Acquiror Restructuring..........................................43
         5.12 Indemnification of Officers and Directors.......................43
         5.12 Shareholders' Representative....................................44
         5.13 Expenses........................................................44

         5.14 Acquiror Investor Rights Agreement..............................44
         5.15 Cancellation of Target Warrants.................................44
         5.16 Appointment of New Director.....................................44
         5.17 Ownership of Surviving Corporation Following Merger.............44
         5.18 Investor Representation Statement; Number of Shareholders.......45

6.  Conditions to the Merger..................................................45
         6.1  Conditions to Obligations of Each Party to Effect the Merger....45
         6.2  Additional Conditions to the Obligations of Acquiror and
               Merger Sub.....................................................45
         6.3  Additional Conditions to Obligations of Target..................47

7.  Termination, Amendment and Waiver.........................................48
         7.1  Termination.....................................................48
         7.2  Effect of Termination...........................................48
         7.3  Amendment.......................................................49
         7.4  Extension; Waiver...............................................49

8.  Escrow and Indemnification................................................49
         8.1  Escrow Fund.....................................................49
         8.2  Indemnification.................................................49
         8.3     Shareholders' Representative.................................50
         8.4     Actions of the Shareholders' Representative..................51
         8.5     Third Party Claims...........................................52

9.  General Provisions........................................................52
         9.1  Notices.........................................................52
         9.2  Definitions.....................................................53
         9.3  Counterparts....................................................53
         9.4  Entire Agreement; Nonassignability; Parties in Interest.........54
         9.5  Severability....................................................54
         9.6  Remedies Cumulative.............................................54
         9.7  Governing Law...................................................54
         9.8  Rules of Construction...........................................54
         9.9  Amendment; Waiver...............................................54

                                LIST OF EXHIBITS

Exhibit A   Form of Agreement of Merger

Exhibit B   Form of Investor Representation Statement

Exhibit C   Form of Shareholder Agreement

Exhibit D   Form of Escrow Agreement

Exhibit E   Form of Target Eighth Amended and Restated Articles of Incorporation

Exhibit F   Form of Acquiror Second Amended and Restated Certificate of
            Incorporation

Exhibit G   Form of Rights Agreement

                               AGREEMENT OF MERGER

              This AGREEMENT OF MERGER (the "Agreement") is made and entered into as of June 18, 2002 by and among Zhone Technologies, Inc., a Delaware corporation ("Acquiror"), VCI Acquisition Corporation, a Delaware corporation ("Merger Sub") and indirect wholly owned subsidiary of Acquiror, Vpacket Communications, Inc., a California corporation ("Target"), and Jim Timmins, as Shareholders' Representative (as defined in Section 5.12).

                                    RECITALS

              A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the shareholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

              B. Pursuant to the Merger, among other things, the outstanding shares of Target Common Stock, no par value ("Target Common Stock") shall be converted into the right to receive an aggregate of $40,000 in cash.

              C. Pursuant to the Merger, among other things, the outstanding shares of Target Preferred Stock, no par value ("Target Preferred Stock"), shall be converted into the right to receive Series B Preferred Stock of the Acquiror ("Acquiror Series B Preferred Stock"). Collectively, the Target Preferred Stock and Target Common Stock are referred to herein as "Target Capital Stock.

              C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

              NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

       1.     The Merger.

              1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger attached hereto as Exhibit A (the "Agreement of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the California Corporations Code ("California Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the "Surviving Corporation").

              1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable, but no later than two (2) business days, after the satisfaction or waiver of each of the conditions set forth in Section 6 hereof, or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger in substantially the form attached hereto as Exhibit A, together with any required certificates, with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of such filing being the "Effective Time"). The parties shall also promptly cause a Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law.

              1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

              1.4    Articles of Incorporation; Bylaws.

                     (a) At the Effective Time, the Articles of Incorporation of Target in effect immediately prior to the Effective Time shall be amended and restated in the form of Annex A attached to the Agreement of Merger, and, as so amended and restated, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended.

                     (b) The Bylaws of Target, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

              1.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

              1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target or any of their shareholders:

                     (a)    Conversion of Target Capital Stock.

                            (i)    Each share of Target Common Stock issued and
outstanding immediately prior to the Effective Time, other than any Dissenting Shares (as defined in Section 1.6(g)), shall be converted into the right to receive an amount of cash per share equal to the quotient obtained by dividing
(1) $40,000 by (2) the number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time.

                            (ii)   Each share of Target Series D Preferred Stock
issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares, shall be converted into the right to receive 0.9882 shares of Acquiror Series B Preferred Stock.

                            (iii)  Each Share of Target Series C Preferred Stock
issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares, shall be converted into the right to receive that number of shares of Acquiror Series B Preferred Stock determined by dividing (A) the Series C Liquidation Proceeds by (B) the total number of shares of Target Series C Preferred Stock issued and outstanding immediately prior to the Effective Time.

                            (iv)   Each Share of Target Series B Preferred Stock
issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares, shall be converted into the right to receive that number of shares of Acquiror Series B Preferred Stock determined by dividing (A) the Series B Liquidation Proceeds by (B) the total number of shares of Target Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.

                            (v)    Each Share of Target Series A Preferred Stock
issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares, shall be converted into the right to receive that number of shares of Acquiror Series B Preferred Stock determined by dividing (A) the Series A Liquidation Proceeds by (B) the total number of shares of Target Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

For the purposes of this Section 1.6(a), the following terms shall have the following definitions:

                            "Aggregate Acquiror Series B Shares" means the total
number of shares of Acquiror Series B Preferred Stock issuable in the Merger without regard to any claim for dissenters rights, calculated by dividing (i) Net Cash (as defined below) of Target as of the Closing Date by (ii) $2.0238.

                            "Net Cash" means all cash and cash equivalents less
(i) all long-term liabilities and commitments that would normally be included as part of a balance sheet prepared in accordance with GAAP, and (ii) an accrual for all transaction related costs expected to be incurred by Target in connection with the Merger.

                            "Residual Shares" means the Aggregate Acquiror
Series B Shares less the aggregate number of shares of Acquiror Series B Preferred Stock issued to the Target Series D stockholders.

                            "Series C Liquidation Proceeds" equals the product
of (i) 0.7002 multiplied by (ii) the Residual Shares.

                            "Series B Liquidation Proceeds" equals the product
of (i) 0.2526 multiplied by (ii) the Residual Shares.

                            "Series A Liquidation Proceeds" equals the product
of (i) 0.0472 multiplied by (ii) the Residual Shares.

The cash and the shares of Acquiror Series B Preferred Stock issuable pursuant to this Section are referred to herein as the "Merger Consideration."

                     (b) Target Stock Options. At the Effective Time, all options to purchase Target Common Stock then outstanding under the Target Option Plan (as defined in Section 2.5) and all other options then outstanding ("Target Options") shall, by virtue of the Merger and without any action on the part of the holder thereof, not be assumed and shall terminate, and the Target Option Plan shall be terminated.

                     (c) Target Warrants. At the Effective Time, all warrants to purchase Target Preferred Stock or Target Common Stock then outstanding and which have not been exercised, cancelled or terminated by its terms prior thereto ("Target Warrants") shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Acquiror in accordance with its terms.

                     (d) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                     (e) Adjustments to Exchange Ratio. The respective exchange ratios set forth in Section 1.6(a) hereof shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Series B Preferred Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Series B Preferred Stock or Target Capital Stock (including the exercise of any Target Warrants) occurring after the date hereof and prior to the Effective Time.

                     (f) Fractional Shares. No fraction of a share of Acquiror Series B Preferred Stock will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Series B Preferred Stock (after aggregating all fractional shares of Acquiror Series B Preferred Stock, respectively, to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by $2.0238. The fractional share interests of each Target shareholder shall be aggregated, so that no Target shareholder shall receive cash in respect of fractional share interests in an amount greater than the value of one full share of Acquiror Series B Preferred Stock.

                     (g) Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Common Stock or Target Preferred Stock held by a holder who has demanded and perfected such holder's right for appraisal of such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), if any, shall not be converted into the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law. Target shall give Acquiror prompt notice of any demand received by Target to require Target to purchase shares of Target Capital Stock, and Acquiror shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Target agrees that, except with the prior written consent of Acquiror, or as required under the California Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of California Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefore (but only after the value therefore shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such shareholder of a certificate or certificates representing shares of Target Capital Stock, the portion of the Merger Consideration to which such shareholder would otherwise be entitled under this Section 1.6 and the Certificate of Merger, if any, less the portion of the Merger Consideration allocable to such shareholder that has been deposited in the Escrow Fund in respect of such shares of Target Common Stock pursuant to Section 1.7(f) and
Section 8 hereof, if any.

                     (h) Certificate Legends. The shares of Acquiror Series B Preferred Stock to be issued pursuant to this Section 1.6 shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. Each certificate evidencing shares of Acquiror Series B Preferred Stock to be issued pursuant to this Section 1.6 shall bear the following legend:

              "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

and any legends required by state securities laws.

              1.7    Surrender of Certificates.

                     (a) Acquiror to Provide Cash. Promptly after the Effective Time, Acquiror shall make available the cash amount payable pursuant to Section 1.6(a)(i) in exchange for shares of Target Common Stock outstanding immediately prior to the Effective Time.

                     (b) Exchange. Promptly after the Effective Time, but in no event later than ten business days thereafter, Acquiror shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive cash or shares of Acquiror Series B Preferred Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the

Certificates by the Acquiror, and shall be in such form and have such other provisions as Acquiror and Target may reasonably specify); (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the Certificates in exchange for cash or certificates representing shares of Acquiror Series B Preferred Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to Acquiror or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore (i) if the Certificate represents shares of Target Common Stock, cash in an amount calculated in accordance with Section 1.6(a)(i); or (ii) if the Certificate represents shares of Target Preferred Stock, (x) a certificate representing the number of whole shares of Acquiror Series B Preferred Stock less the number of shares of Acquiror Series B Preferred Stock, if any, to be deposited in the Escrow Fund on such holder's behalf pursuant to Sections 1.7(g) and 8 hereof; (y) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(b); and (z) cash (without interest) in respect of fractional shares as provided in Section 1.6(f), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence, in the case of Target Common Stock, the right to receive the cash payment specified in
Section 1.6(a)(i), or in the case of Target Preferred Stock, the ownership of the number of full shares of Acquiror Series B Preferred Stock into which such shares of Target Preferred Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

                     (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Series B Preferred Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Series B Preferred Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Series B Preferred Stock issued in exchange therefor, without interest at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(b)) with respect to such shares of Acquiror Series B Preferred Stock.

                     (d) Transfers of Ownership. At the Effective Time, the stock transfer books of the Target shall be closed, and there shall be no further registration of transfers of Target Common Stock or Target Preferred Stock thereafter on the records of the Target. If any certificate for shares of Acquiror Series B Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Series B Preferred Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                     (e) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Surviving Corporation nor any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                     (f)    Dissenting Shares. The provisions of this
Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration (and dividends, distributions and cash in lieu of fractional shares) to which such holder is entitled pursuant to Section 1.6 hereof.

                     (g) Escrow. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8 hereof, Acquiror shall cause to be distributed to the Escrow Agent (as defined in Section 8 hereof) a certificate or certificates representing 10% of the shares of Acquiror Series B Preferred Stock to be issued at the Closing in exchange for the Target Series A, Series B and Series C Preferred Stock (the "Escrow Shares") (which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates canceled pursuant to this Section 1.7). Such shares shall be beneficially owned by such holders and such shares shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Section 8. To the extent not used for such purposes, such shares shall be released, all as provided in Section 8.

              1.8 No Further Ownership Rights in Target Capital Stock. The Merger Consideration (and dividends, distributions or cash paid in lieu of fractional shares) delivered upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.

              1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Acquiror shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration (and dividends, distributions and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

              1.10 "Market Stand-Off". The Acquiror Series B Preferred Stock issuable pursuant to this Agreement shall be subject to a restriction such that, during the period of duration (not to exceed one hundred eighty (180) days) specified by the Acquiror and an underwriter of Acquiror Common Stock or other securities of the Acquiror following the effective date of a registration statement of the Acquiror filed under the Securities Act, the holder of such Acquiror Series B Preferred Stock shall not, to the extent requested by the Acquiror and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Acquiror held by it at any time during such period except common stock included in such registration; provided, however, that:

                     (a) such agreement shall be applicable only to the first such registration statement of the Acquiror which covers common stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

                     (b) such agreement shall not be required unless all executive officers, directors and holders of 1% or more of the outstanding capital stock of the Acquiror enter into similar agreements.

       In order to enforce the foregoing covenant, the Acquiror may impose stop-transfer instructions with respect to the Acquiror Series B Preferred Stock (and the shares of securities of every other person subject to the foregoing restriction) until the end of such period.

              1.11 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

              1.12 Securities Laws Issues. Acquiror intends to issue the shares of Acquiror Series B Preferred Stock as provided in this Agreement pursuant to a "private placement" exemption or exemptions from registration under Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act and an exemption from qualification under the laws of the State of California and other applicable state securities laws. Acquiror and Target shall comply with all applicable provisions of and rules under the Securities Act and applicable state securities laws in connection with the offering and issuance of the shares of Acquiror Series B Preferred Stock pursuant to this Agreement. Such shares of Acquiror Series B Preferred Stock will be "restricted securities" under the Federal and state securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration.

       2. Representations and Warranties of Target. Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Section are true and correct, except as disclosed in a document of even date herewith and delivered by Target to Acquiror referring to the representations and warranties in this Agreement (the "Target Disclosure Schedule"). The Target Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2, and the disclosure in any such numbered and lettered section of the Target Disclosure Schedule shall qualify only the corresponding subsection in this Section 2 and any other subsection hereof where it is reasonably clear, upon reading the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such subsection.

              2.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of the state of California. Target has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the properties owned, leased or operated by it or the nature of its activities make such qualification and good standing necessary, except if the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on Target. Target has delivered or made available to Acquiror a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Target has no Subsidiaries. Except as set forth on Section 2.1 of the Target Disclosure Schedule, Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

              2.2 Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target subject only to the approval of the Merger by Target's shareholders as contemplated by Section 6.1(a). The affirmative vote of the holders of a majority of the shares of Target Common Stock and two-thirds of the shares of Target Preferred Stock voting as separate classes outstanding on the record date of the written consent of Target's shareholders relating to this Agreement is the only vote of the holders of any of Target's Capital Stock necessary under California Law and Target's Articles of Incorporation to approve this Agreement and the transactions contemplated hereby. The Board of Directors of Target has (a) approved this Agreement and the Merger; (b) determined that in its opinion the Merger is in the best interests of the shareholders of Target and is on terms that are fair to such shareholders; and (c) recommended that the shareholders of Target approve this Agreement and the Merger. This Agreement has been duly executed and delivered by Target and, assuming the due execution, and delivery of this Agreement by the other parties thereto, constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (a) any provision of the Articles of Incorporation or Bylaws of Target, as amended; or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Agreement of Merger, together with the required officers' certificates, and the filing of the Certificate of Merger, as provided in Section 1.2; (b) filings required under Regulation D of the Securities Act of 1933; (c) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (d) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (e) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably expected to have a Material Adverse Effect on Target and would not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.

              2.3 Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties; or (b) that is required for the operation of Target's business or the holding of any such interest and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations would not reasonably be expected to have a Material Adverse Effect on Target.

              2.4 Financial Statements. Target has delivered or made available to Acquiror its unaudited financial statements for the fiscal year ended December 31, 2001, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as at and for the four-month period ended April 30, 2002 (collectively, the "Target Financial Statements"). The Target Financial Statements have been prepared in accordance with generally accepted accounting principles (except as disclosed in the notes thereto and except that the unaudited financial statements do not contain footnotes and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods indicated and with each other. The Target Financial Statements fairly present the consolidated financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes. Target maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

              2.5 Capital Structure. The authorized capital stock of Target consists of 125,000,000 shares of Target Common Stock, of which there were issued and outstanding as of the date of this Agreement, 13,775,217 shares, and 59,200,139 shares of Target Preferred Stock, of which as of that same date there were designated 4,545,840 shares of Series A Preferred Stock, 10,545,919 shares of Series B Preferred Stock and 44,108,380 shares of Series C Preferred Stock. As of that same date, there were issued and outstanding, 4,545,830 shares of Series A Preferred Stock, 10,517,918 shares of Series B Preferred Stock and 24,799,106 shares of Series C Preferred Stock. All outstanding shares of Target Common Stock and Target Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of that same date, there were 11,947,626 shares of Common Stock reserved for issuance under Target stock option plans (the "Target Option Plan"), of which 5,288,235 shares were subject to outstanding options and 3,143,424 shares were reserved for future option grants. As of that same date, there were 28,000 shares of Series B Preferred Stock and 80,655 shares of Series C Preferred Stock reserved for issuance upon the exercise of outstanding Target Warrants, and the Target Warrants are held in the amounts and by the persons set forth in Section 2.5 of the Target Disclosure Schedule. Target has delivered or made available to Acquiror true and complete copies of each warrant and warrant agreement evidencing each Target Warrant and each form of agreement or stock option plan evidencing each Target Option. Except for the rights created pursuant to this Agreement and the rights disclosed in the preceding three sentences, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Target Common Stock issuable upon conversion of the Target Preferred Stock or upon exercise of the options described in this Section 2.5, and all shares of Target Preferred Stock issuable upon exercise of warrants described in this Section 2.5, will be, when issued pursuant to the respective terms of such Target Preferred Stock, options or warrants, duly authorized, validly issued, fully paid and nonassessable. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (a) between or among Target and any of its shareholders; and (b) to Target's knowledge, between or among any of Target's shareholders, except for the shareholders delivering the Shareholder Agreements (as hereinafter defined). Certain holders of the outstanding voting stock of Target, and their affiliates, have executed and delivered to Acquiror, or will execute and deliver to Acquiror prior to the Closing, a Shareholder Agreement substantially in the form attached hereto as Exhibit C (collectively, the "Shareholder Agreements"). All shares of outstanding Target Common Stock and Target Preferred Stock and rights to acquire Target Capital Stock were issued in compliance with all applicable federal and state securities laws.

              2.6 Absence of Certain Changes. Since April 30, 2002 (the "Target Balance Sheet Date"), except as contemplated by this Agreement, Target has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Target; (b) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (e) any Material Contract (as defined in Section 2.14) entered into by Target, other than in the ordinary course of business and as provided to Acquiror, or any material amendment or termination of, or default under, any

Material Contract; (f) any amendment or change to the Articles of Incorporation or Bylaws of Target; (g) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees; or (h) any negotiation or agreement by Target to do any of the things described in the preceding clauses (a) through (h) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of Target's Capital Stock.

              2.7 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the balance sheet of Target as of the Target Balance Sheet Date (the "Target Balance Sheet"); (b) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under generally accepted accounting principles; (c) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (d) those incurred in connection with the execution of this Agreement.

              2.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Target. There is no judgment, decree or order against Target, or, to the knowledge of Target, any of its respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or would reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is described in
Section 2.8 of the Target Disclosure Schedule.

              2.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or as proposed to be conducted by Target.

              2.10   Intellectual Property.

                     (a) For purposes of this Agreement, "Intellectual Property" means:

                            (i)    all issued patents, reissued or reexamined
patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "Issued Patents");

                            (ii)   all published or unpublished nonprovisional
and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively "Patent Applications" and, with the Issued Patents, the "Patents");

                            (iii)  all copyrights, copyrightable works,
semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "Copyrights");

                            (iv)   trademarks, registered trademarks,
applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, "Trademarks") and domain name registrations;

                            (v)    all technology, ideas, inventions, designs,
proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes; and

                            (vi)   all other intangible assets, properties and
rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

                     (b) Target owns and has good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property used in the business of Target as currently conducted or as currently proposed to be conducted by Target, subject to such exceptions as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Target. The Intellectual Property owned by and licensed to Target collectively constitutes all of the Intellectual Property necessary to enable Target to conduct its business as such business is currently being conducted. To Target's knowledge, no current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Target Intellectual Property. To Target's knowledge, there is no unauthorized use, disclosure or misappropriation of any Target Intellectual Property by any employee or, former employee of Target or by any other third party. There are no royalties, fees or other payments payable by Target to any Person under any contract or understanding by reason of the ownership, use, sale or disposition of Intellectual Property.

                     (c) With respect to each item of Intellectual Property incorporated into any product of Target or otherwise used in the business of Target (except "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $15,000 on standard terms and conditions, as modified for Target's operations) ("Target Intellectual Property"), Section 2.10 of the Target Disclosure Schedule lists:

                            (i)    all Patents and Patent Applications, all
registered Trademarks, and pending trademark registrations and all registered Copyrights, including the jurisdictions in which each of such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; and

                            (ii)   the following agreements relating to each of
the products of Target (the "Target Products") or other Target Intellectual
Property: all (A) agreements granting any right to distribute or sublicense a Target Product; (B) any exclusive licenses of Intellectual Property to or from Target; (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to Target are $25,000 or more; (D) joint development agreements; (E) any agreement by which Target grants any ownership right to any Target Intellectual Property owned by Target; (F) any judicial or governmental order relating to Intellectual Property; (G) any option to purchase any Target Intellectual Property; and (H) agreements pursuant to which any party is explicitly granted any rights to access source code or to use source code to create derivative works of Target Products.

                     (d) Section 2.10 of the Target Disclosure Schedule contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which Target is a party and pursuant to which Target is authorized to use any Intellectual Property owned by any third party, excluding "off the shelf" or other software at a cost not exceeding $15,000 and widely available through regular commercial distribution channels on standard terms and conditions ("Third Party Intellectual Property").

                     (e) To Target's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property, including any Third Party Intellectual Property, by any third party, including any employee or former employee of Target. Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions entered into in the ordinary course of business, the forms of which have been delivered to or made available to Acquiror. There are no future royalties, fees or other payments payable by Target to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.

                     (f) Target is not in material breach of any license, sublicense or other agreement relating to the Target Intellectual Property or Third Party Intellectual Property. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will materially contravene or conflict with or result in any material limitation on the Acquiror's right to own or use any Target Intellectual Property, including any Third Party Intellectual Property.

                     (g) To Target's knowledge, all Patents, registered Trademarks, registered service marks and registered Copyrights held by Target are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts. Target is not infringing, misappropriating or making unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. There is no proceeding pending or, to Target's knowledge, threatened, nor has any claim or demand been made that challenges the legality, validity, enforceability or ownership of any item of Target Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Copyrights, Trademarks or service marks, or violation of any trade secret or other proprietary right of any third party. Target has not brought a proceeding alleging infringement of Target Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

                     (h) All current and former officers and employees of Target have executed and delivered to Target an agreement (containing no material exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target of any Intellectual Property arising from services performed for Target by such persons, the form of which has been supplied to Acquiror. All current and former consultants and independent contractors to Target involved in the development, modification, marketing and servicing of any Target Products or Target Intellectual Property have executed and delivered to Target an agreement substantially in the form provided or made available to Acquiror or its counsel (containing no material exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target of any Intellectual Property arising from services performed for Target by such persons. To Target's knowledge, no employee or independent contractor of Target is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with Target.

                     (i) Target has taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Target Intellectual Property (except such Target Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Target Intellectual Property. All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information") owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party in a form provided or made available to Acquiror. To Target's knowledge, all use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

                     (j) No product liability claims have been communicated in writing to or, to Target's knowledge, threatened against Target.

                     (k) A complete list of each of the Target Products and Target's proprietary software ("Target Software"), together with a brief description of each, is set forth in Section 2.10 of the Target Disclosure Schedule.

                     (l) Target is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Target Intellectual Property by Target, or which may materially affect the validity, use or enforceability of such Target Intellectual Property. Target is not subject to any agreement that restricts in any material respect the use, transfer, delivery or licensing by Target of the Target Intellectual Property or Target Products.

              2.11 Interested Party Transactions. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target. Since

January 1, 2000, there have been no transactions that would require disclosure if Target were subject to disclosure under Item 404 of Regulation S-K under the Securities Act.

              2.12 Minute Books. The minute book of Target contains a materially complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

              2.13 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document that has been requested by Acquiror or its counsel in connection with their due diligence review of Target.

              2.14 Material Contracts. All of Target's Material Contracts are listed in Section 2.14 of the Target Disclosure Schedule. With respect to each Material Contract (a) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target, and to Target's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (b) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (c) neither Target nor, to Target's knowledge, any other party, is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default by Target or, to Target's knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract. Target is not a party to any oral contract, agreement or other arrangement. "Material Contract" means any contract, agreement or commitment to which Target is a party and that has not terminated or expired in accordance with its terms (i) with expected future receipts or expenditures in excess of $20,000; (ii) required to be listed pursuant to Section 2.10(c)(ii) or Section 2.10(d); (iii) requiring Target to indemnify any Person; (iv) granting any exclusive rights to any party; (v) evidencing indebtedness for borrowed or loaned money of $5,000 or more, including guarantees of such indebtedness; or (vi) that would reasonably be expected to have a Material Adverse Effect on Target if breached by Target in such a manner as would (I) permit any other party to cancel or terminate the same (with or without notice of passage of time); (II) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target; or (III) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.

              2.15 Inventory. The inventories shown on the Target Balance Sheet or thereafter acquired by Target, were acquired and maintained in the ordinary course of business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business. Since the Target Balance Sheet Date, Target has continued to replenish inventories in a normal and customary manner consistent with past practices. The values at which inventories are carried reflect the inventory valuation policy of

Target, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Target is not under any liability or obligation with respect to the return of any item of inventory in the possession of wholesalers, retailers or other customers. Since the Target Balance Sheet Date, adequate provision has been made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

              2.16 Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown on the Target Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates, are not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counter claims. The accounts receivable are collectible in accordance with the terms of their recorded amounts, subject only to the reserve for doubtful accounts on the Target Financial Statements.

              2.17 Customers and Suppliers. As of the date hereof, no material customer and no material supplier of Target has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target or has at any time on or after the Target Balance Sheet Date, decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge no such supplier or customer has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

              2.18 Employees and Consultants. Section 2.18 of the Target Disclosure Schedule or a letter delivered to Acquiror by Target contains a list of the names of all employees (including without limitation part-time employees and temporary employees), leased employees, independent contractors and consultants of Target, together with their respective salaries or wages, other compensation, dates of employment and positions.

              2.19 Title to Property. Target has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable; (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing debt that is reflected on the Target Balance Sheet; and (d) such other mortgages, liens, pledges, charges or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. The plants, property and equipment of Target that are used in the operations of Target's business are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent required by generally accepted accounting principles. All leases to which Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided or made available to Acquiror. Target owns no real property.

              2.20   Environmental Matters.

                     (a)    The following terms shall be defined as follows:

                            (i)    "Environmental Laws" shall mean any
applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials , including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended ("CERCLA"), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended ("RCRA").

                            (ii)   "Hazardous Materials" shall mean any
material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a "hazardous constituent," "hazardous substance," "hazardous material," "acutely hazardous material," "extremely hazardous material," "hazardous waste," "hazardous waste constituent," "acutely hazardous waste," "extremely hazardous waste," "infectious waste," "medical waste," "biomedical waste," "pollutant," "toxic pollutant," "contaminant" or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term "Hazardous Materials" shall include without limitation any "hazardous substances" as defined, listed, designated or regulated under CERCLA, any "hazardous wastes" or "solid wastes" as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

                     (b) Target is and has been in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target at any time (collectively, "Target's Facilities;" such properties or facilities currently used, leased or occupied by Target are defined herein as "Target's Current Facilities"), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Target's Facilities that may or will give rise to liability of Target under Environmental Laws. To Target's knowledge, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Target's Current Facilities. To Target's knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target's Current Facilities. To Target's knowledge, no Target employee or other person has claimed that Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Target, or, to Target's knowledge, threatened against Target, with respect to Hazardous Materials or Environmental Laws; and Target is not aware of any facts or circumstances that could form the basis for assertion of a claim against Target or that could form the basis for liability of Target, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

              2.21   Taxes.

                     (a) As used in this Agreement, the terms "Tax" and, collectively, "Taxes" mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity;

                     (b) Target has prepared and timely filed all returns, estimates, information statements and reports required to be filed by Target on or before the Closing Date with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to Target or its operations with respect to Taxes for any period ending on or before the Closing Date and, except to the extent a reserve for Taxes has been established on the Target Balance Sheet, such Returns are true and correct in all material respects and have been completed in accordance with applicable law;

                     (c) Target, as of the Effective Time, (i) will have paid all Taxes it is required to pay, except to the extent a reserve for Taxes has been established on the Target Balance Sheet; and (ii) will have withheld with respect to its employees all Taxes required to be withheld;

                     (d) There is no material Tax deficiency outstanding or assessed or, to Target's knowledge, proposed against Target that is not reflected as a liability on the Target Balance Sheet, nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

                     (e) Target has no material liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise and Target has no knowledge of any basis for the assertion of any such liability attributable to Target, its assets or operations;

                     (f) Target is not a party to any tax-sharing agreement or similar arrangement with any other party, and Target has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax;

                     (g) Target's Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Target has not been notified of any request for such an audit or other examination;

                     (h) Target has never been a member of an affiliated group of corporations filing a consolidated federal income tax return;

                     (i) Target has disclosed to Acquiror (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Target has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting Target. Target is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order;

                     (j) Target has made available to Acquiror copies of all Returns filed for all periods since Target's inception;

                     (k)    Target has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by Target;

                     (l) Target has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code; and

                     (m) Target is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 464 or 162(m) of the Code by Target or Merger Sub as an expense under applicable law.

              2.22   Employee Benefit Plans.

                     (a) Section 2.22 of the Target Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement that has not terminated or expired in accordance with its terms providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is or has been sponsored, maintained, contributed to, or required to be contributed to by Target and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Target within the meaning of
Section 414(b), (c), (m) or (o) of the Code, (an "ERISA Affiliate") for the benefit of any person who performs or who has performed services for Target or with respect to which Target or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation (collectively, the "Target Employee Plans"). Section 2.22 of the Target Disclosure Schedule separately lists each Target Employee Plan that has been adopted or maintained by Target, whether formally or informally, for the benefit of employees outside the United States (collectively, the "Target International Employee Plans").

                     (b) Documents. To the extent requested by Acquiror, Target has furnished to Acquiror true and complete copies of documents embodying each of the Target Employee Plans and related plan documents, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Target Employee Plan that is subject to ERISA reporting requirements, Target has provided or made available copies of the Form 5500 reports filed for the last three plan years. Target has furnished or made available to Acquiror the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and to Target's knowledge nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

                     (c) Compliance. (i) Each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Target; and Target and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (ii) any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Target Employee Plan; (v) none of Target or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Target Employee Plan; (vi) all contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan have been paid or accrued; (vii) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (viii) each Target Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by Target or any ERISA Affiliate that would materially increase the expense of maintaining any Target Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Target Financial Statements.

                     (d) No Title IV or Multiemployer Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any "multiemployer plan" (as defined in Section 3(37) of ERISA) or to any "pension plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. None of Target or any ERISA Affiliate has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

                     (e) COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Target Employee Plan, Target has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"); and (iv) the applicable requirements of the Cancer Rights Act of 1998, except to the extent that such failure to comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Target. Target has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

                     (f) Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any ERISA Affiliate to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Target Employee Plan), or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or that may become payable by Target pursuant to any Target Employee Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Except as required by law, each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquirer or Target other than ordinary administration expenses typically incurred in a termination event.

              2.23 Employee Matters. Target is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws, except as would not reasonably be expected to have Material Adverse Effect on Target. There are no proceedings pending or, to Target's knowledge, reasonably expected or threatened, between Target, on the one hand, and any or all of its current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Target's knowledge, reasonably expected or threatened, against Target under any workers' compensation or long-term disability plan or policy. Target is not a party to any collective bargaining agreement or other labor union contract, nor does Target know of any activities or proceedings of any labor union to organize its employees. Target has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

              2.24 Insurance. Section 2.24 of the Target Disclosure Schedule lists all policies of insurance and bonds under which Target is a named insured or is otherwise the principal beneficiary of coverage. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance in all material respects with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

              2.25 Compliance With Laws. Target has complied in all material respects with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

              2.26 Brokers' and Finders' Fee. No broker, finder or investment banker is entitled to brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

              2.27 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule or Exhibit hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement or any written statement furnished to Acquiror pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contain, or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that for purposes of this representation, any document attached hereto and any document specifically referenced in the Target Disclosure Schedule as a "Superseding Document" (even if not attached hereto) that provides information inconsistent with or in addition to any other written statement furnished to Acquiror in connection with the transaction contemplated hereby, shall be deemed to supersede any other document or written statement furnished to Acquiror with respect to such inconsistent or additional information.

       3. Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by Acquiror to Target referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"). The Acquiror Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered section of the Acquiror Disclosure Schedule shall qualify only the corresponding subsection in this
Section 3 and any other subsection hereof where it is reasonably clear, upon reading the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such subsection.

              3.1 Organization, Standing and Power. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Acquiror has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the properties owned, leased or operated by it or the nature of its activities make such qualification and good standing necessary, except if the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on Acquiror. Acquiror has delivered or made available to Target a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror, each as amended to date, to Target. Acquiror is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

              3.2 Authority. Acquiror has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligation of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Acquiror does not, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Acquiror, as amended; or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of their properties or assets, except in the case of clause (b), for such conflicts, violations, defaults, rights of termination, cancellation or acceleration that would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Agreement of Merger, together with the required officers' certificates, and the filing of the Certificate of Merger, as provided in Section 1.2; (b) filings required under Regulation D of the Securities Act of 1933; (c) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (d) such filings as may be required under the HSR; and (e) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not be reasonably expected to have a Material Adverse Effect on Acquiror and would not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.

              3.3 Governmental Authorization. Acquiror has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Acquiror currently operates or holds any interest in any of its properties; or
(b) that is required for the operation of Acquiror's business or the holding of any such interest and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations would not reasonably be expected to have a Material Adverse Effect on Acquiror.

              3.4 Financial Statements. Acquiror has delivered or made available to Target its audited financial statements for the fiscal year ended December 31, 2001, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at and for the three-month period ended March 31, 2002 (collectively, the "Acquiror Financial Statements"). The Acquiror Financial Statements have been prepared in accordance with generally accepted accounting principles (except as disclosed in the notes thereto and except that the unaudited financial statements do not contain footnotes and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the consolidated financial condition and operating results of Acquiror as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Financial Statements. Acquiror maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

              3.5 Capital Structure. The authorized capital stock of Acquiror consists of 300,000,000 shares of Acquiror Common Stock, of which there were issued and outstanding as of May 31, 2002, 96,753,027 shares, and 125,000,000 shares of Acquiror Preferred Stock, of which as of that same date there were designated 125,000,000 shares of Series A Preferred Stock. Collectively, the Acquiror Common Stock and Acquiror Preferred Stock are referred to herein as the "Acquiror Capital Stock." As of that same date, there were issued and outstanding, 125,000,000 shares of Series A Preferred, convertible into 125,000,000 shares of Common Stock. All outstanding shares of Acquiror Common Stock and Acquiror Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Acquiror or any agreement to which Acquiror is a party or by which it is bound. As of that same date, there were 50,500,174 shares of Common Stock reserved for issuance under the Acquiror stock option plans (the "Acquiror Option Plan"), of which 10,770,467 shares were subject to outstanding options and 26,577,387 shares were reserved for future option grants. As of that same date, there were 275,000 shares of Common Stock reserved for issuance upon the exercise of outstanding Acquiror warrants. Except for the rights created pursuant to this Agreement and the rights disclosed in this Section, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror is a party or by which it is bound, obligating Acquiror to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Acquiror Capital Stock. All shares of Common Stock issuable upon conversion of the Acquiror Preferred Stock or upon exercise of the options and warrants described in this Section, will be, when issued pursuant to the respective terms of such Preferred Stock, options or warrants, duly authorized, validly issued, fully paid and nonassessable. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Acquiror's capital stock (a) between or among Acquiror and any of its shareholders; and (b) to Acquiror's knowledge, between or among any of Acquiror's shareholders. All shares of outstanding Acquiror Common Stock and Acquiror Preferred Stock and rights to acquire Acquiror Capital Stock were issued in compliance with all applicable federal and state securities laws.

              3.6 Issuance of Shares. The issuance and delivery of the (i) Acquiror Series B Preferred Stock as Merger Consideration in accordance with this Agreement and (ii) the Acquiror Common Stock issuable upon the conversion of the Acquiror Series B Preferred Stock (the "Conversion Shares"), shall be, at or prior to the Effective Time, duly authorized by all necessary corporate action on the part of Acquiror, and, when issued at the Effective Time as contemplated hereby or upon conversion of the Acquiror Series B Preferred Stock in accordance with the terms of Acquiror's Certificate of Incorporation, such shares of Acquiror Series B Preferred Stock and the Conversion Shares will be duly and validly issued, fully paid and nonassessable, and assuming the accuracy of Target's representations, warranties and covenants hereunder and the accuracy of the Target Preferred Stockholders' representations, warranties and covenants in the Investor Representation Statements (as defined in Section 6.2(i)), will be issued in compliance with all applicable Federal and State securities laws. Such Acquiror Series B Preferred Stock and Conversion Shares, when so issued and delivered in accordance with the provisions of this Agreement or upon conversion of the Acquiror Series B Preferred Stock in accordance with the terms of Acquiror's Certificate of Incorporation, shall be free and clear of all liens and encumbrances and adverse claims, other than restrictions on transfer created by applicable securities laws and will not have been issued in violation of their respective properties or any preemptive rights or rights of first refusal or similar rights.

              3.7 Absence of Certain Changes. Since March 31, 2002 (the "Acquiror Balance Sheet Date"), Acquiror has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Acquiror; (b) any acquisition, sale or transfer of any material asset of Acquiror other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Acquiror or any revaluation by Acquiror of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Acquiror or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of its shares of capital stock; (e) any Acquiror Material Contract (as defined in Section 3.16) entered into by Acquiror, other than in the ordinary course of business and as provided to Target, or any material amendment or termination of, or any default under, any Acquiror Material Contract, (f) any amendment or change to the Certificate of Incorporation or Bylaws of Acquiror, [except as contemplated by the Acquiror Restructuring]; (g) any increase in or modification of the compensation or benefits payable or to become payable by Acquiror to any of its directors or employees other than in the ordinary course of business consistent with past practice; or (h) any negotiation or agreement by Acquiror to do any of the things described in the preceding clauses (a) through (h) (other than negotiations with Target and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of Acquiror's capital stock.

              3.8 Absence of Undisclosed Liabilities. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the balance sheet of Acquiror as of the Acquiror Balance Sheet Date (the "Acquiror Balance Sheet"); (b) those incurred in the ordinary course of business and not required to be set forth in the Acquiror Balance Sheet under generally accepted accounting principles; (c) those incurred in the ordinary course of business since the Acquiror Balance Sheet Date and consistent with past practice; and (d) those incurred in connection with the execution of this Agreement.

              3.9 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

              3.10 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, to the knowledge of Acquiror, threatened against Acquiror or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, if resolved adversely against Acquiror would reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror, or, to the knowledge of Acquiror, any of its respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on

Acquiror. All litigation to which Acquiror is a party (or, to the knowledge of Acquiror, threatened to become a party) that could reasonably be expected to have a Material Adverse Effect on Acquiror is described in the Acquiror Disclosure Schedule.

              3.11 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Acquiror that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Acquiror, any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as proposed to be conducted by Acquiror.

              3.12   Intellectual Property.

                     (a) Acquiror owns and has good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property used in the business of Acquiror as currently conducted or proposed to be conducted by Acquiror subject to such exceptions as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Acquiror. The Intellectual Property owned by and licensed to Acquiror collectively constitutes all of the Intellectual Property necessary to enable Acquiror to conduct its business as such business is currently being conducted. To Acquiror's knowledge, no current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Acquiror Intellectual Property. To Acquiror's knowledge, there is no unauthorized use, disclosure or misappropriation of any Acquiror Intellectual Property by any employee or former employee of Acquiror or by any other third party. There are no royalties, fees or other payments payable by Acquiror to any Person under any contract or understanding by reason of the ownership, use, sale or disposition of Intellectual Property, except in the ordinary course of business.

                     (b) To Acquiror's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Acquiror Intellectual Property, including any Third Party Intellectual Property, by any third party, including any employee or former employee of Acquiror subject to such exceptions as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Acquiror. Acquiror has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions entered into in the ordinary course of business. There are no royalties, fees or other payments payable by Acquiror to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.

                     (c) To Acquiror's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Acquiror Intellectual Property, including any Third Party Intellectual Property, by any third party, including any employee or former employee of Target, except for such unauthorized uses, disclosures, infringements or misappropriations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. Acquiror has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions entered into in the ordinary course of business. There are no future royalties, fees or other payments payable by Acquiror to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.

                     (d) Acquiror is not in material breach of any license, sublicense or other agreement relating to the Acquiror Intellectual Property or Third Party Intellectual Property. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will materially contravene, conflict with or result in any material limitation on the Target's right to own or use any Acquiror Intellectual Property, including any Third Party Intellectual Property.

                     (e) To Acquiror's knowledge, all Patents, registered Trademarks, registered service marks and registered Copyrights held by Acquiror are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts. Acquiror is not infringing, misappropriating or making unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. There is no proceeding pending or, to Acquiror's knowledge, threatened, nor has any claim or demand been made that challenges the legality, validity, enforceability or ownership of any item of Acquiror Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Copyrights, Trademarks or service marks, or violation of any trade secret or other proprietary right of any third party. Acquiror has not brought a proceeding alleging infringement of Acquiror Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

                     (f) All current and former officers and employees of Acquiror have executed and delivered to Acquiror an agreement (containing no material exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Acquiror of any Intellectual Property arising from services performed for Acquiror by such persons, the form of which has been supplied or made available to Target. All current and former consultants and independent contractors to Acquiror involved in the development, modification, marketing and servicing of any Acquiror Products or Acquiror Intellectual Property have executed and delivered to Acquiror an agreement substantially in the form provided or made available to Target or its counsel (containing no material exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Acquiror of any Intellectual Property arising from services performed for Acquiror by such persons. To Acquiror's knowledge, no employee or independent contractor of Acquiror is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with Acquiror.

                     (g) Acquiror has taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Acquiror Intellectual Property (except such Acquiror Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Acquiror Intellectual Property. All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information") owned by Acquiror by or to a third party has been pursuant to the terms of a written agreement between Acquiror and such third party. To Acquiror's knowledge, all use, disclosure or appropriation of Confidential Information not owned by Acquiror has been pursuant to the terms of a written agreement between Acquiror and the owner of such Confidential Information, or is otherwise lawful.

                     (h) No product liability claims have been communicated in writing to or, to Acquiror's knowledge, threatened against Acquiror, other than warranty claims occurring in the ordinary course of business.

                     (i) Acquiror is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Acquiror Intellectual Property by Acquiror, or which may materially affect the validity, use or enforceability of such Acquiror Intellectual Property. Acquiror is not subject to any agreement that restricts in any material respect the use, transfer, delivery or licensing by Acquiror of the Acquiror Intellectual Property or Acquiror Products.

              3.13 Interested Party Transactions. Acquiror is not indebted to any director, officer, employee or agent of Acquiror (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Acquiror. Since January 1, 2001, there have been no transactions that would require disclosure if Acquiror were subject to disclosure under Item 404 of Regulation S-K under the Securities Act.

              3.14 Minute Books. The minute book of Acquiror contains a materially complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Acquiror through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

              3.15 Complete Copies of Materials. Acquiror has delivered or made available true and complete copies of each document that has been requested by Target or its counsel in connection with their due diligence review of Acquiror.

              3.16 Material Contracts. Schedule 3.16 lists Acquiror's contracts which, if there occurred a material breach or default of such contract, would reasonably be expected to have a Material Adverse Effect on Acquiror. With respect to each Acquiror material contract that has not terminated or expired in accordance with its terms, such contract (a) is legal, valid, binding and enforceable and in full force and effect with respect to Acquiror, and to Acquiror's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (b) will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity. Neither Acquiror nor, to Acquiror's knowledge, any other party, is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default by Acquiror or, to Acquiror's knowledge, by any such other party, or permit termination, modification or acceleration, under any contract that would reasonably be expected to have a Material Adverse Effect on Acquiror.

              3.17 Inventory. The inventories shown on the Acquiror Balance Sheet or thereafter acquired by Acquiror, subject to the reserves maintained by Acquiror, were acquired and maintained in the ordinary course of business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business. Since the Acquiror Balance Sheet Date, Acquiror has continued to replenish inventories in a normal and customary manner consistent with past practices. Acquiror has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Acquiror, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Acquiror is not under any liability or obligation with respect to the return of any item of inventory in the possession of wholesalers, retailers or other customers, except as accrued for on the Acquiror Balance Sheet. Since the Acquiror Balance Sheet Date, adequate provision has been made on the books of Acquiror in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

              3.18 Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown on the Acquiror Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates, are not subject to any prior assignment, lien or security interest, and to Acquiror's knowledge are not subject to valid defenses, set-offs or counter claims. The accounts receivable are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Acquiror Financial Statements.

              3.19 Customers and Suppliers. As of the date hereof, no customer that, individually or in the aggregate, accounted for more than 10% of Acquiror's gross revenues during the 12-month period preceding the date hereof and no suppliers of Acquiror that, individually or in the aggregate, accounted for more than 10% of Target's purchases during the 12-month period preceding the date hereof, has canceled or otherwise terminated, or made any written threat to Acquiror to cancel or otherwise terminate their relationship with Acquiror or has at any time on or after the Acquiror Balance Sheet Date, decreased materially its services or supplies to Acquiror in the case of any such supplier, or its usage of the services or products of Acquiror in the case of such customers, and to Acquiror's knowledge no such suppliers or customers have indicated either orally or in writing that they intend to cancel or otherwise terminate their relationship with Acquiror or to decrease materially that services or supplies to Acquiror or its usage of the services or products of Acquiror, as the case may be. Acquiror has not knowingly breached, so as to provide a benefit to Acquiror that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Acquiror.

              3.20 Title to Property. Acquiror has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected in the Acquiror Balance Sheet or acquired after the Acquiror Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Acquiror Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable; (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing debt that is reflected on the Acquiror Balance Sheet; and (d) such other mortgages, liens, pledges, charges or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. The plants, property and equipment of Acquiror that are used in the operations of Acquiror's business are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Acquiror are reflected in the Acquiror Balance Sheet to the extent required by generally accepted accounting principles. All leases to which Acquiror is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided or made available to Target. Acquiror owns no real property.

              3.21   Environmental Matters.

                     (a) Acquiror is and has been in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Acquiror at any time (collectively, "Acquiror's Facilities;" such properties or facilities currently used, leased or occupied by Acquiror are defined herein as "Acquiror's Current Facilities"), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Acquiror's Facilities that may or will give rise to liability of Acquiror under Environmental Laws. To Acquiror's knowledge, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Acquiror's Current Facilities. To Acquiror's knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Acquiror's Current Facilities. To Acquiror's knowledge, no Acquiror employee or other person has claimed that Acquiror is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Acquiror, or, to Acquiror's knowledge, threatened against Acquiror, with respect to Hazardous Materials or Environmental Laws; and Acquiror is not aware of any facts or circumstances that could form the basis for assertion of a claim against Acquiror or that could form the basis for liability of Acquiror, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

              3.22   Taxes.

                     (a) Acquiror has prepared and timely filed all Returns relating to any and all Taxes concerning or attributable to Acquiror or its operations with respect to Taxes for any period ending on or before the Closing Date and, except to the extent a reserve for Taxes has been established on the Acquiror Balance Sheet, such Returns are true and correct in all material respects and have been completed in accordance with applicable law;

                     (b) Acquiror, as of the Effective Time, (i) will have paid all Taxes it is required to pay, except to the extent a reserve for Taxes has been established on the Acquiror Balance Sheet; and (ii) will have withheld with respect to its employees all Taxes required to be withheld;

                     (c) There is no material Tax deficiency outstanding or assessed or, to Acquiror's knowledge, proposed against Acquiror that is not reflected as a liability on the Acquiror Balance Sheet, nor has Acquiror executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

                     (d) Acquiror has no material liabilities for unpaid Taxes that have not been accrued for or reserved on the Acquiror Balance Sheet, whether asserted or unasserted, contingent or otherwise and Acquiror has no knowledge of any basis for the assertion of any such liability attributable to Acquiror, its assets or operations;

                     (e) Acquiror is not a party to any tax-sharing agreement or similar arrangement with any other party, and Acquiror has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax;

                     (f) Acquiror's Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Acquiror has not been notified of any request for such an audit or other examination;

                     (g) Acquiror has never been a member of an affiliated group of corporations filing a consolidated federal income tax return;

                     (h)    Acquiror has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by Acquiror;

                     (i) Acquiror has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code; and

                     (j) Acquiror is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Acquiror that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 464 or 162(m) of the Code by Acquiror or Merger Sub as an expense under applicable law.

              3.23 Employee Matters. Acquiror is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws, except for such noncompliance that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. There are no proceedings pending or, to Acquiror's knowledge, reasonably expected or threatened, between Acquiror, on the one hand, and any or all of its current or former employees, on the other hand which proceedings could reasonably be expected to have, a Material Adverse Effect on Acquiror, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Acquiror's knowledge, reasonably expected or threatened, against Acquiror under any workers' compensation or long-term disability plan or policy. Acquiror has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Acquiror is not a party to any collective bargaining agreement or other labor union contract, nor does Acquiror know of any activities or proceedings of any labor union to organize its employees. Acquiror has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

              3.24 Employee Benefit Plan. For purposes of this Agreement, "Acquiror Employee Plans" includes each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to by Acquiror or an ERISA Affiliate for the benefit of any person who performs or who has performed services for Target or with respect to which Acquiror or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation.

                     (a) Compliance. (i) Each Acquiror Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror; and Acquiror and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the Acquiror Employee Plans; (ii) any Acquiror Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the Acquiror Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Acquiror Employee Plan; (v) none of Acquiror or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Acquiror Employee Plan; (vi) all contributions required to be made by Acquiror or any ERISA Affiliate to any Acquiror Employee Plan have been paid or accrued; (vii) with respect to each Acquiror Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (viii) each Acquiror Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Acquiror Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Acquiror is threatened, against or with respect to any such Acquiror Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by Acquiror or any ERISA Affiliate that would materially increase the expense of maintaining any Acquiror Employee Plan above the level of expense incurred with respect to such plan for the most recent fiscal year included in the Acquiror Financial Statements.

                     (b) No Title IV or Multiemployer Plan. Neither Acquiror nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any "multiemployer plan" (as defined in Section 3(37) of ERISA) or to any "pension plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. None of Acquiror or any ERISA Affiliate has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

                     (c) COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Acquiror Employee Plan, Acquiror has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of HIPAA; and (iv) the applicable requirements of the Cancer Rights Act of 1998, except to the extent that such failure to comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror. Acquiror has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

                     (d) International Employee Plans. Each of the Acquiror International Employee Plans has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws applicable to such International Acquiror Employee Plan, except as would not reasonably be expected to have Material Adverse Effect on Acquiror. No Acquiror International Employee Plan has unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Acquiror from terminating or amending any International Acquiror Employee Plan at any time for any reason.

              3.25 Insurance. Acquiror has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Acquiror. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Acquiror is otherwise in compliance in all material respects with the terms of such policies and bonds. Acquiror has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

              3.26 Compliance With Laws. Acquiror has complied with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not reasonably be expected to have a Material Adverse Effect on Acquiror.

              3.27 Brokers' and Finders' Fee. No broker, finder or investment banker is entitled to brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

              3.28 Representations Complete. None of the representations or warranties made by Acquiror herein or in any Schedule or Exhibit hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror pursuant to this Agreement or any written statement furnished to Target pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contain, or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that for purposes of this representation, any document attached hereto and any document specifically referenced in the Acquiror Disclosure Schedule as a "Superseding Document" (even if not attached hereto) that provides information inconsistent with or in addition to any other written statement furnished to Target in connection with the transaction contemplated hereby, shall be deemed to supersede any other document or written statement furnished to Target with respect to such inconsistent or additional information.

       4.     Conduct Prior to the Effective Time.

              4.1 Conduct of Business of Target. During the period from the date of this

Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror, which consent shall not be unreasonably withheld), to (a) carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (b) to pay its debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes; and (ii) in the case of Taxes of Target, to Acquiror's consent to the filing of material Tax Returns if applicable; (c) to pay or perform other obligations when due; and (d) to use all reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target agrees to promptly notify Acquiror of (a) any event or occurrence not in the ordinary course of Target's business, and of any event which would reasonably be expected to have a Material Adverse Effect on Target; and (b) any change in its capitalization as set forth in Section 2.5. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Target Disclosure Schedule, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld:

                     (a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws, provided, however, that Target may adopt amended and restated Articles of Incorporation substantially in the form attached as Exhibit E hereto so as to facilitate its proposed issuance and sale of up to 15,000,000 shares of Target Series D Preferred Stock (the "Series D Financing");

                     (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

                     (c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans; or

                     (d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefore outstanding as of the date of this Agreement; provided, however, that Target may
(i) issue or agree to issue up to 15,000,000 shares of Target Series D Preferred Stock at a per share purchase price of $2.00 and (ii) repurchase shares of its capital stock, provided that such repurchase is (A) at cost, (B) in consideration of cancellation of indebtedness incurred in connection with the purchase of such shares and (C) in connection with the termination of employment or service provider relationships.

                     (e) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property, except in the ordinary course of business;

                     (f) Marketing Rights. Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or exclusive rights of any type or scope with respect to any of Target Products or Target Intellectual Property;

                     (g) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business, consistent with past practice;

                     (h) Indebtedness. Incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty any debt securities of others;

                     (i) Agreements. Enter into, terminate or amend, in a manner that will adversely affect the business of Target, (i) any agreement involving the obligation to pay or the right to receive $5,000 or more; (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell Target Products; or
(iii) any other agreement material to the business or prospects of Target or that is or would be a Material Contract;

                     (j) Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $1,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

                     (k) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $5,000 in the aggregate;

                     (l) Insurance. Reduce the amount of any insurance coverage provided by existing insurance policies;

                     (m) Termination or Waiver. Terminate or waive any right of substantial value;

                     (n) Employee Benefit Plans; New Hires; Pay Increases. Amend any Target Employee Plan or adopt any plan that would constitute a Target Employee Plan except as contemplated by Section 2.22 or in order to comply with applicable laws or regulations, or hire any new employee, pay any bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof), or increase the benefits, salaries or wage rates of its employees except in the ordinary course of business in accordance with its standard past practice;

                     (o) Severance Arrangements. Grant or pay any severance or termination pay or benefits (i) to any director or officer; or (ii) except for payments made pursuant to written agreements outstanding on the date hereof and disclosed on the Target Disclosure Schedule, to any other employee;

                     (p) Lawsuits. Commence a lawsuit other than for a breach of this Agreement;

                     (q) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

                     (r) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material tax Return or any amendment to a material tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

                     (s) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in generally accepted accounting principles; or

                     (t) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (s) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

              4.2 Conduct of Business of Acquiror. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Acquiror agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Target, which consent shall not be unreasonably withheld), that it shall not do, cause or permit any of the following:

                     (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws, provided, however, that Acquiror may adopt a Second Amended and Restated Certificate of Incorporation substantially in the form attached as Exhibit F hereto (the "Acquiror Restated Certificate") so as to facilitate the proposed restructuring of its capital as set forth in
Section 4.2(b) below (the "Acquiror Restructuring") and to create the Acquiror Series B Preferred Stock to be issued as Merger Consideration hereunder; or

                     (b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefore outstanding as of the date of this Agreement; provided, however, that Acquiror may, in accordance with the terms of the Acquiror Restructuring (to the extent applicable), (i) effect a 10 for 1 reverse split of Acquiror Common Stock, (ii) authorize and issue 62,500,000 shares of Series AA Preferred Stock (with rights, privileges and preferences as set out in the Acquiror Restated Certificate) in exchange for all of the outstanding Class A Interests in the 12 limited liability companies (the "LLCs") that own Acquiror Series A Preferred Stock,
(iii) issue 7,500,000 shares of Acquiror Common Stock in exchange for all of the outstanding Class B Interests in the LLCs, (iv) issue shares or options to purchase up to 8,062,412 shares of Acquiror Common Stock to certain key employees of Acquiror, (v) authorize and reserve a certain number of shares of Acquiror Series B Preferred Stock (with rights, privileges and preferences as set out in the Acquiror Restated Certificate) to be issued as Merger Consideration pursuant to this agreement and (viii) reserve a certain number of shares of Acquiror Common Stock for issuance upon the conversion of the Acquiror Series AA Preferred Stock, Acquiror Series B Preferred Stock and options and/or warrants to acquire Acquiror Capital Stock. The parties acknowledge that following the Effective Time, Acquiror intends to make a rights offering of shares of Acquiror Series B Preferred Stock to its existing stockholders at $2.0238 per share.

              4.3    No Solicitation.

                     (a) From and after the date of this Agreement until the Effective Time, Target shall not, directly or indirectly through any officer, director, employee, representative or agent of Target or otherwise, (i) solicit, initiate, or knowingly encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving Target other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an "Acquisition Proposal"); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. Target represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

                     (b) Target shall notify Acquiror promptly (and no later than 24 hours) after receipt by Target (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target by any person or entity that informs Target that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

       5.     Additional Agreements.

              5.1 Approval of Shareholders. Target shall, as promptly as practicable after the date hereof, take all commercially reasonably actions necessary in accordance with California Law and its Articles of Incorporation and Bylaws to solicit and obtain the written consent of the Target shareholders approving the Merger.

              5.2 Sale of Shares Pursuant to Regulation D. The parties hereto acknowledge and agree that the shares of Acquiror Series B Preferred Stock issuable to the Target shareholders pursuant to Section 1.6 hereof are intended to be issued pursuant to the "private placement" exemption from registration under Section 4(2) of the Securities Act or Regulation D promulgated thereunder and that such shares shall constitute "restricted securities" under Securities and Exchange Commission Rules 144 and 145. The certificates of Acquiror Series B Preferred Stock shall bear the legends set forth in Section 1.6(h). It is acknowledged and understood that in issuing such shares of Acquiror Series B Preferred Stock, Acquiror is relying on certain written representations made by each shareholder of Target. Target will use its commercially reasonable efforts to cause each Target shareholder to execute and deliver to Acquiror an Investor Representation Statement in the form attached hereto as Exhibit B.

              5.3    Access to Information.

                     (a) Target and Acquiror shall provide to each other and their respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of each other's properties, personnel, books, contracts, commitments and records, and (ii) all other information concerning their business, properties and personnel as the other may reasonably request.

                     (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                     (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

              5.4 Confidentiality. No party to this Agreement nor any of its subsidiaries shall release, publish, reveal or disclose, directly or indirectly, any confidential or proprietary information of any other party hereto or any of its subsidiaries, including, but not limited to, systems, processes, formulae, data, functional specifications, computer programs, blueprints, know-how, improvements, discoveries, developments, designs, inventions, techniques, new products, marketing and advertising methods, supplier agreements, customer lists, pricing policies, financial information, projections, forecasts, strategies, budgets or other information related to is business or its customers ("Confidential Information"), except to a party's directors, officers, employees, financial advisors, legal counsel, independent public accountants or other agents, advisors or representatives as shall require access thereto on a need-to-know basis for the purpose of the transactions contemplated by this Agreement and who shall agree to be bound by the terms of this Section 5.4. Each party agrees to take all reasonable precautions to safeguard the confidentiality of the other party's Confidential Information and to exercise the same degree of care with respect to such Confidential Information that such party exercises with respect to its own confidential information. No party shall make, or permit to be made, except in furtherance of the transactions contemplated by this Agreement, any copies, abstracts or summaries of the Confidential Information. The restrictions on disclosure of information contained in this Section 5.4 do not extend to any item of information that (a) is already known to the receiving party; (b) was or is independently developed by the receiving party without the use of the Confidential Information; or (c) is now or hereafter becomes available to the public other than as a consequence of a breach of obligations under this Section 5.4 or similar confidentiality agreements. Upon written request, the parties shall return all writings, documents and materials containing Confidential Information with a letter confirming that all copies, abstracts and summaries of the Confidential Information have been destroyed. In the event that any party hereto becomes legally required to disclose another party's Confidential Information, it shall provide such other party with prompt prior written notice of such requirement prior to such disclosure. In the event that a protective order or other remedy is not obtained, or such other party waives compliance with the provisions of this Section 5.4 with respect to the Confidential Information subject to such requirement, such party agrees to furnish only that portion of the Confidential Information which it is legally required to furnish and, where appropriate, to use its commercially reasonable efforts to obtain assurances that such Confidential Information will be accorded confidential treatment. In the event the transactions contemplated hereby are not consummated, upon the request of a furnishing party, each party shall, and shall cause its representatives and affiliates to, promptly redeliver or cause to be redelivered all copies of Confidential Information furnished by or on behalf of such furnishing party in connection with this Agreement or any of the transactions contemplated hereby, and to destroy or cause to be destroyed all notes, memoranda, summaries, analysis, compilations and other writings related thereto or based thereon prepared by the receiving party.

              5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with Nasdaq.

              5.6    Regulatory Approval; Further Assurances.

                     (a) Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity.

                     (b) Acquiror and Target shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement shall (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use all reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Effective Time. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

              5.7 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of the Acquiror Series B Preferred Stock in connection with the Merger. Target shall use its commercially reasonable efforts to assist Acquiror to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of Acquiror Series B Preferred Stock in connection with the Merger.

              5.8 Escrow Agreement On or before the Effective Time, Acquiror, Merger Sub, Target, Escrow Agent and the Shareholders' Representative will execute the Escrow Agreement contemplated by Section 8 in substantially the form attached as Exhibit D ("Escrow Agreement").

              5.9 Nonaccredited Stockholders. Prior to the Effective Time, Target shall not take any action that would, to its knowledge, cause the number of Target Preferred Stock holders who are not "accredited investors" pursuant to Regulation D promulgated under the Securities Act to increase to more than 35 as of the Effective Time.

              5.10   Acquiror Restructuring.

                     (a) Acquiror shall, prior to the Effective Time, (i) take all commercially reasonably actions necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to solicit and obtain the written consent of its stockholders to approve, subject to Section 5.10(b), the Acquiror Restructuring and all of the actions, documents and filings contemplated thereby, and (ii) subject to Section 5.10(b), take all commercially reasonable actions, execute all documents, make all filings and do all other things necessary to consummate the Acquiror Restructuring.

                     (b) Acquiror shall, in connection with the Acquiror Restructuring and subject to obtaining the necessary written consent of its stockholders, adopt and file with the Secretary of State of Delaware prior to the Effective Date, the Acquiror Restated Certificate.

              5.11 Indemnification of Officers and Directors. For a period of six years from and after the Closing Date, Acquiror and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of Target to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Target's Articles of Incorporation or Bylaws, employment agreements, indemnification agreements identified on the Target Disclosure Schedule or under applicable law for acts or omissions which occurred at or prior to the Effective Time. This Section 5.12 shall survive consummation of the Merger, and is intended to be for the benefit of, and shall be enforceable by, all past and present officers and directors of Target, their respective heirs and personal representatives and shall be binding upon Acquiror and the Surviving Corporation

              5.12 Shareholders' Representative. Jim Timmins (such person and any successor or successors being the "Shareholders' Representative") shall be appointed by Target and the Target shareholders to (i) perform duties substantially similar to those performed by a "purchaser representative" as such term is defined in Rule 501(h) of the Securities Act for certain Target shareholders in connection with such holders' approval of this Agreement and the transactions contemplated hereby, and (ii) act as the representative of the Target shareholders in connection with claims under Section 8 of this Agreement, as more specifically set out therein.

              5.13 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

              5.14 Acquiror Investor Rights Agreement. Acquiror and Target shall each use commercially reasonable efforts to cause each Target shareholder receiving Acquiror Series B Preferred Stock to be added as a party to the Rights Agreement in substantially the form attached hereto as Exhibit G among Acquiror and certain of its stockholders.

              5.15 Cancellation of Target Warrants. Target shall use its commercially reasonable efforts to cause to be cancelled any warrants that are outstanding and unexercised on the Closing Date and that do no terminate in accordance with their terms upon the Effective Time.

              5.16 Appointment of New Director. Acquiror shall cause Jim Timmins to be appointed to the board of directors as soon as practicable after the Effective Time.

              5.17 Ownership of Surviving Corporation Following Merger. Acquiror hereby agrees that, for a period of eighteen (18) months following the Effective Time, Acquiror shall not take any of the following actions or cause any of the following action to be taken: (i) liquidate the Surviving Corporation, (ii) liquidate any direct wholly-owned subsidiary of Acquiror each, a "Direct Subsidiary"), to the extent any such Direct Subsidiary directly owns stock of Surviving Corporation (any such entity, an "Intermediate Subsidiary"),
(iii) liquidate any Intermediate Subsidiary, or (iv) cause the stock of the Surviving Corporation, any Direct Subsidiary (to the extent any such Direct Subsidiary directly owns stock of Surviving Corporation or of any Intermediate Subsidiary), or any Intermediate Subsidiary, respectively, to be owned (A) by any shareholder which did not hold stock in such respective entity immediately following the Effective Time, or (B) by the shareholders of such respective entity in any proportions which are different from the manner in which such shareholders held stock in such respective entity immediately after the Effective Time.

              5.18 Investor Representation Statement; Number of Shareholders. Target shall use commercially reasonable efforts to cause each of Target's Preferred Stockholders to deliver, prior to the Effective Time, to Acquiror a signed Investor Representation Statement substantially in the form of Exhibit B (the "Investor Representation Statement") and each such Investor Representation Statement shall be in full force in effect. Target shall also use commercially reasonable efforts to ensure that there are no more than thirty-five (35) Target Preferred Shareholders who are both (i) U.S. persons as defined under Regulation S under the Securities Act (a "U.S. Person"); and (ii) not "accredited investors" as defined in Rule 501 under the Securities Act.

       6.     Conditions to the Merger.

              6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                     (a) Shareholder Approval. This Agreement and the Merger shall be approved by the shareholders of Target by the requisite vote under California Law and Target's Articles of Incorporation.

                     (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which would reasonably be expected to have a Material Adverse Effect on Acquiror, either individually or combined with the Surviving Corporation after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                     (c) Governmental Approval. Acquiror, Target and Merger Sub shall have timely obtained from each Governmental Entity all approvals, waivers and consents necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state blue sky laws and under HSR, other than filings and approvals relating to the Merger or affecting Acquiror's ownership of Target or any of its properties if failure to obtain such approval, waiver or consent could not reasonably be expected to have a Material Adverse Effect on Acquiror after the Effective Time.

              6.2 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                     (a) Representations, Warranties and Covenants. The representations and warranties of Target in this Agreement shall be true and correct without regard to any qualification as to materiality contained in such representation or warranty on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), except for changes contemplated by this Agreement and any inaccuracies that would not be reasonably likely to have a Material Adverse Effect on Target.

                     (b) Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

                     (c) Certificate of Officers. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by the chief executive officer and chief financial officer of Target certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

                     (d) No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither Acquiror nor Target shall have received any written communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its subsidiaries, or Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target.

                     (e) No Other Litigation. There shall not be pending any legal proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its subsidiaries, or Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of Target Capital Stock; or (iv) which would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target.

                     (f) Escrow Agreement. Acquiror, Merger Sub, Target, Escrow Agent and the Shareholders' Agent shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit D.

                     (g) No Material Adverse Change. There shall not have occurred and be continuing any event or events, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Target.

                     (h) Co-sale Agreement. The Amended and Restated Co-sale and Stock Restriction Agreement dated as of July 6, 2001, as amended, by and among Target and the shareholders named therein shall have been terminated.

                     (i) Registration Rights Agreement. The Third Amended and Restated Rights Agreement dated as of July 6, 2001, as amended, by and among Target and the shareholders named therein shall have been terminated.

                     (j) Dissenters' Rights. Not more than ten percent (10%) of the Target Capital Stock outstanding immediately prior to the Effective Time shall be eligible as Dissenting Shares.

                     (k) Issuance of Target New Preferred Stock. Target shall have sold not less than 7,500,000 shares of Target New Preferred Stock at a price per share of not less than $2.00.

                     (l) Options. All Target Options outstanding and unexercised on the Closing Date shall be cancelled.

                     (m) Opinion. Counsel for Target shall have delivered to Acquiror an opinion in a form reasonably acceptable to Acquiror.

              6.3 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                     (a) Representations, Warranties and Covenants. The representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct without regard to any qualification as to materiality contained in such representation or warranty on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), except for changes contemplated by this Agreement and any inaccuracies that would not be reasonably likely to have a Material Adverse Effect on Acquiror.

                     (b) Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

                     (c) Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by the chief executive officer and chief financial officer of Acquiror and Merger Sub, respectively, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b)have been satisfied.

                     (d) Acquiror Restructuring. The Acquiror Restructuring shall have been completed substantially in accordance with the provisions set forth in Section 4.2 of this Agreement.

                     (e) Restated Certificate. The Acquiror Restated Certificate shall have been filed with the Secretary of State of Delaware, and no amendments thereto or restatements shall have been filed or approved by Acquiror.

                     (f) No Material Adverse Change. There shall not have occurred and be continuing any event or events any event or events that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror or Merger Sub.

                     (g) Opinion. Counsel for Acquiror and Merger Sub shall have delivered to Target an opinion reasonably acceptable to Target.

       7.     Termination, Amendment and Waiver.

              7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 7.1(b) through Section 7.1(d), by written notice by the terminating party to the other party):

                     (a) by the mutual written consent of Acquiror and Target;

                     (b) by either Acquiror or Target if the Merger shall not have been consummated by July 31, 2002 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                     (c) by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement; or

                     (d) by Acquiror or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 6.1 or 6.2 (in the case of termination by Acquiror) or Section
6.1 or 6.3 (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

              7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, there shall be no liability or obligation on the part of Acquiror, Target, Merger Sub or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 5.4, 5.5, 5.12, and 9 shall remain in full force and effect and survive any termination of this Agreement.

              7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

              7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

       8.     Escrow and Indemnification

              8.1    Escrow Fund.

                     (a) At the Closing, the Escrow Shares shall be registered in the name of, and be deposited with, such institution selected by Acquiror with the reasonable consent of Target as escrow agent (the "Escrow Agent"), such deposit and any Additional Shares to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the shareholders of Target. In the event Acquiror issues any Additional Escrow Shares (as defined below), such shares will be issued in the name of the Escrow Agent and delivered to the Escrow Agent in the same manner as the Escrow Shares delivered at the Closing.

                     (b) Except for dividends paid in stock declared with respect to the Escrow Shares ("Additional Escrow Shares"), which shall be treated as Escrow Shares pursuant to Section 8.1(a) hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be delivered to the shareholders of Target on a pro rata basis. Each shareholder of Target will have voting rights with respect to the Escrow Shares deposited in the Escrow Fund with respect to such shareholder so long as such Escrow Shares are held in escrow, and Acquiror will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the shareholders of Target will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

              8.2    Indemnification.

                     (a) Survival of Warranties. All representations and warranties made by Target, Acquiror or Merger Sub herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the first anniversary of the Closing Date (the "Survival Period"). Claims based upon or arising out of such representations and warranties may be asserted only during the Survival Period. If written notice of a claim has been given prior to the expiration of the Survival Period by Acquiror to the

Shareholders' Representative or by the Shareholders' Representative to Parent, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

                     (b)    Subject to the limitations set forth in this
Section 8, the shareholders of Target who own, immediately prior to the Merger, shares of Target Series A Preferred Stock, Target Series B Preferred Stock or Target Series C Preferred Stock (and only to be the extent of such ownership) will jointly and severally indemnify and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (individually an "Acquiror Indemnified Person" and collectively the "Acquiror Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees but excluding any indirect or consequential changes, (collectively, "Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target in this Agreement, the Target Disclosure Schedule or any exhibit or schedule to this Agreement; provided, however, that no claim may be made by an Acquiror Indemnified Person until the aggregate Damages exceeds $50,000, at which time the Acquiror Indemnified Person shall be entitled to recover any and all Damages arising out of such claim. The sole recourse of the Acquiror Indemnified Persons shall be against the Escrow Fund and claims against the Escrow Fund shall be the sole and exclusive remedy of Acquiror Indemnified Persons for any Damages hereunder.

                            (i)    The amount of indemnifiable Damages required
to be paid under this Section 8 shall be reduced by (or if already paid, shall be promptly repaid in the amount of) any recoveries actually received by an Acquiror Indemnified Party under insurance policies or other form of payment received from a third party. The Acquiror Indemnified Parties shall take all actions reasonably necessary to mitigate any indemnifiable Damages in connection with an indemnity claim made pursuant to this Section 8.

                            (ii)   Nothing in this Agreement shall limit the
liability in amount or otherwise of any Target shareholder in connection with any breach by such shareholder of any representation or covenant in the Investor Representation Statement or Shareholder Agreement; or of Target for any claims
(x) for equitable remedies or (y) based on fraud or willful misrepresentation or misconduct.

              8.3    Shareholders' Representative.

                     (a) The Shareholders' Representative shall be constituted and appointed as agent for and on behalf of the Target shareholders to take any and all actions required or permitted to be taken by the Shareholders' Representative with respect to any claims made by an Acquiror Indemnified Party pursuant to this Section 8, including to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to make claims on behalf of the Target shareholders, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Acquiror. No bond shall be required of the Shareholders' Representative, and the Shareholders' Representative shall receive no compensation for his services. Notices or communications to or from the Shareholders' Representative shall constitute notice to or from each of the Target shareholders.

                     (b) The Shareholders' Representative shall provide written notice to the Target shareholders of any material action taken on behalf of them by the Shareholders' Representative pursuant to the authority delegated to the Shareholders' Representative under this Section 8. The Shareholders' Representative shall not be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement (including Section 5.13) or the Escrow Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Shareholders' Representative may consult with legal counsel, independent public accountants and other experts selected by it. The Shareholders' Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Shareholders' Representative shall not exercise any discretion or take any action. Each Target shareholder shall indemnify and hold harmless and reimburse the Stockholders' Representative from and against such Target shareholders' ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Shareholders' Representative arising out of or resulting from any action taken or omitted to be taken by the Shareholders' Representative under this Agreement (including
Section 5.13) or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Shareholders' Representative's gross negligence, bad faith or willful misconduct.

                     (c) The Shareholders' Representative shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholders' Representative shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

              8.4 Actions of the Shareholders' Representative. A decision, act, consent or instruction of the Shareholders' Representative shall constitute a decision of all Target shareholders for whom shares of Acquiror Series B Preferred Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target shareholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Shareholders' Representative as being the decision, act, consent or instruction of each and every such Target shareholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Representative.

              8.5 Third Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall notify the Shareholders' Representative within 60 days of becoming aware of such third party claim, which notice shall describe in reasonable detail the facts known to Acquiror giving rise to such claim, and the amount or good faith estimate of the amount arising from such claim. The Shareholders' Representative and the Target shareholders for whom shares of Acquiror Series B Preferred Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim with the consent of Acquiror which shall not be unreasonably withheld. Acquiror shall have the right to settle any such claim after giving written notice to the Shareholders' Representative on such terms as Acquiror may deem appropriate; provided, however, that Acquiror shall not settle any claim for an amount less than the amount then outstanding in the Escrow Fund without the consent of the Shareholders' Representative, which consent shall not be unreasonably withheld. In the event that the Shareholders' Representative has consented to any such settlement, the Shareholders' Representative shall have no power or authority to object to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.

       9.     General Provisions.

              9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) upon receipt if delivered personally; (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt during normal business hours of the recipient (if not, then one (1) business day after transmission) to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

                     (a)    if to Acquiror or Merger Sub, to:

                     Zhone Technologies, Inc.
                     7001 Oakport Street
                     Oakland, CA  94621
                     Attention:  President
                     Facsimile:  510-777-7001
                     Telephone:  510-777-7000

                     with a copy to:

                     Gray Cary Ware & Freidenrich LLP
                     400 Hamilton Avenue
                     Palo Alto, CA 94301
                     Attention:  Peter Astiz
                     Facsimile: 650-833-2001
                     Telephone:  650-833-2036

                     (b)    if to Target, to:

                     Vpacket Communications, Inc.
                     1390 McCarthy Boulevard
                     Milpitas, CA  95035
                     Attention:
                     Facsimile:  408-433-5781
                     Telephone:  408-571-7900

                     with a copy to:
                     Gunderson Dettmer Stough Villeneuve Franklin &
                     Hachigian, LLP
                     155 Constitution Drive
                     Menlo Park, CA  94025-1106
                     Attention:  Scott Dettmer
                     Facsimile:  650-330-2400
                     Telephone:  650-463-2800

                     (c)    if to Shareholders' Representative, to:

                     NIF Ventures Co., Ltd.
                     5 Palo Alto Square, 9th Floor
                     Palo Alto, CA  94306
                     Attention:  Jim Timmins
                     Facsimile:  650-858-0892
                     Telephone: 650-461-5000

              9.2 Definitions. In this Agreement any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations, or results of operations of such entity and its subsidiaries, taken as a whole, except for any event, change or effect resulting from or arising in connection with (i) any changes or events affecting general economic or business conditions, (ii) any changes or events affecting the industry in which such entity operates, (iii) the effect of the announcement or pendency of the Merger or (iv) the taking of any action required by the terms of this Agreement. In this Agreement any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters. In this Agreement, an entity shall be deemed to be a "Subsidiary" of a party if such party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity.

              9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

              9.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule, (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) except as otherwise set forth herein, are not intended to confer upon any other person any rights or remedies hereunder, and shall not be assigned by operation of law or otherwise without the written consent of the other party.

              9.5 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

              9.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

              9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of California applicable to parties residing in California, without regard applicable principles of conflicts of law. Other than as set out in Section 8.6 or as provided by the Escrow Agreement, each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within Alameda or Santa Clara County, California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

              9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

              9.9 Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement prior to the Effective Time must be in writing and duly executed by or on behalf of both Acquiror and Target. Any amendment or waiver of any of the terms or conditions of this Agreement after the Effective Time must be in writing and duly executed by or on behalf of both Acquiror and the Shareholders' Representative. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

              IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

VPACKET COMMUNICATIONS, INC.


By:
   -----------------------------------------
   Name: Abraham Wei
   Title: Chief Executive Officer


ZHONE TECHNOLOGIES, INC.


By:
   -----------------------------------------
   Name:
        ------------------------------------
   Title:
         -----------------------------------


VCI ACQUISITION CORPORATION


By:
   -----------------------------------------
   Name: Kirk Misaka
   Title: Chief Executive Officer


--------------------------------------------
Jim Timmins, as Shareholders' Representative